Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-245652, 333-233439 and 333-255786) and Form S-8 (Nos. 333-215817, 333-218773, 333-223461, 333-231202, 333-237919, 333-253568, 333-254109 and 333-262921) of Apollo Endosurgery, Inc. (the Company), of our report dated March 30, 2023, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Denver, Colorado
March 30, 2023